As filed with the Securities and Exchange Commission on March 18, 2019

Registration No. 333- 228664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. WELL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1847117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

(832) 562-3730

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel Broussard

President and Chief Executive Officer

770 South Post Oak Lane, Suite 405

Houston, Texas 77056

Telephone: (832) 562-3730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Tel: (346) 718-6600

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-228664) is being filed pursuant to Rule 462(d) for the sole purpose of adding a consent of independent accountants as a new Exhibit 23.1. As such, only the cover page, Item 16(a) of Part II, the signatures and the exhibits are included herein. No other changes are made to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 is effective upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Document

2.1*	Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 16, 2018).

2.2*	Amendment No. 1, dated as of August 9, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1.1 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 26, 2018).

2.3*	Amendment No. 2, dated as of November 2, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2018).

4.1*	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).

4.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).

4.3*	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).

4.4*	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among U.S. Well Services, Inc., Matlin & Partners Acquisition Sponsor LLC, the Blocker Stockholders, certain Non-Blocker USWS Members, Crestview, the Lenders, Piper and Joel Broussard (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).

4.5*	Warrant Agreement, dated March 9, 2017, by and between Continental Stock Transfer & Trust Company and Matlin & Partners Acquisition Corporation (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2017).

4.6*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).

5.1*	Opinion of Winston & Strawn LLP.

23.1**	Consent of KPMG LLP.

23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1) (previously filed as Exhibit 23.3).

24.1*	Powers of Attorney (incorporated by reference to the signature page of the Company’s Registration Statement on Form S-3, filed with the SEC on December 4, 2018).

* Previously filed.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 18, 2019.

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and March 18, 2019

Signature	Title

* Joel Broussard	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kyle O’Neill Kyle O’Neill	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* David Matlin	Director

* David Treadwell	Director

* Adam Klein	Director

* Eddie Watson	Director

* James Bold	Director

* Ryan Carroll	Director

Kyle O’Neill hereby signs this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the indicated person for whom he is attorney-in-fact, pursuant to powers of attorney previously included with the Registration Statement on Form S-3 filed on December 4, 2018 with the Securities and Exchange Commission.

*By: /s/ Kyle O’Neill
Kyle O’Neill
Attorney-in-Fact